UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  September 16, 2009

Commission File Number: 333 – 150952

CHINA MEDIA INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	N/A
(state or other jurisdiction of incorporation or organization)	(I.R.S. Employer I.D. No.)

12/F, Block D, Chang An Guo Ji
No. 88 Nan Guan Zheng Street
Beilin District, Xi'an City, Shaan'xi Province
China - 710068
(Address of principal executive offices)

(86) 298765-1114
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

As used in this current report, the terms “we”, “us” and “our” refer to China Media Inc., formerly Protecwerx Inc.

On September 16, 2009, we entered into a share exchange agreement with Vallant Pictures Entertainment Co., Ltd. (“Vallant”), a private British Virgin Islands corporation, and the sole shareholder of Vallant. Pursuant to the terms of the share exchange agreement, we agreed to acquire all of the issued and outstanding shares of Vallant’s common stock in exchange for the issuance of 7,000 shares of our common stock to the sole shareholder of Vallant, Mr. Bin Li, who is also one of our director and the beneficial owner of 32,500,000 our common shares held by Fullead Overseas Limited. A copy of the share exchange agreement is attached hereto as Exhibit 2.1.

Terms and Conditions of the Share Exchange Agreement

The following is a brief description of the terms and conditions of the share exchange agreement that are material to us:

1.	no material adverse change will occur with the business or assets of our company or Vallant since the effective date of the share exchange agreement;

2.	Vallant will have no more than 1 common share issued and outstanding on the closing date of the share exchange agreement;

3.	our company and Vallant will be reasonably satisfied with their respective due diligence investigation of each other; and

4.
Vallant will have delivered to our company audited financial statements for its last two fiscal years and the interim period ended June 30, 2009, prepared in accordance with United States GAAP and audited by an independent auditor registered with the Public Company Accounting Oversight Board in the United States.

The foregoing description of the share exchange agreement is qualified in its entirety by the contents of the share exchange agreement attached as Exhibit 2.1 to this current report.

Due to conditions precedent to closing, including those set out above, and the risk that these conditions precedent will not be satisfied, there is no assurance that we will complete the share exchange as contemplated in the share exchange agreement.

 Item 9.01 Exhibits

Exhibits. The following exhibits are included as part of this report:

2.1	Share Exchange Agreement with Vallant Pictures Entertainment Co., Ltd., dated September 16, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2009		CHINA MEDIA INC.

	By:	/s/ Dean Li
Dean Li, Director, President, Chief Executive Officer and Secretary

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